News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Tom Sexton
Phone: 703-412-3231	Phone: 952-351-5597
E-mail: amanda.covington@atk.com	E-mail: thomas.sexton@atk.com

ATK to Acquire Caliber Company, Parent Company of Savage Sports Corporation

ATK Expands Shooting Sports Portfolio with a Top Hunting Brand

Arlington, Va.,  May 13, 2013 — ATK (NYSE: ATK) announced it has entered into an agreement to acquire Caliber Company, the parent company of Savage Sports Corporation. Savage is one of the world's largest manufacturers of hunting rifles and shotguns, delivering innovative products for more than 100 years. The acquisition would expand ATK's portfolio offering by adding long guns to its leading brands in commercial and security ammunition, shooting sports and security-related accessories. The transaction is subject to regulatory approvals and customary closing conditions. ATK anticipates closing the transaction in the first quarter of its Fiscal Year 2014 (FY14), which ends June 30, 2013.

Under the terms of the transaction, ATK will pay $315 million in cash, subject to a customary working capital adjustment. This represents a trailing twelve months ended March 31, 2013 EBITDA multiple of approximately 5.5 times (unaudited). ATK believes the acquisition will be accretive to FY14 earnings per share. ATK will finance the acquisition with cash on hand and funds available under its existing credit facility.

“The acquisition will complement ATK's growing portfolio of leading consumer brands,” said Mark DeYoung, ATK President and CEO. “This opportunity will allow us to build upon our offerings with Savage's prominent, respected brands known for accuracy, quality, innovation, value and craftsmanship. Savage's sales distribution channels, new product development, and sophistication in manufacturing will significantly increase our presence with a highly relevant product offering to distributors, retailers and consumers.”

Operating under the brand names of Savage Arms, Stevens, and Savage Range Systems, the company designs, manufactures and markets centerfire and rimfire rifles, shotguns and shooting range systems used for hunting as well as competitive and recreational target shooting. The company was organized in 1894 by Arthur Savage and has expanded into market-leading positions. Savage is located in Westfield, Mass. and Lakefield, Ontario, and employs approximately 600 skilled employees.

“Savage offers customers a unique value proposition that is unmatched by any other firearms manufacturer and will be a tremendous complement to ATK's existing ammunition and shooting accessories portfolio,” said Al Kasper, Savage President and Chief Operating Officer.

ATK will integrate Savage within its Sporting Group business. ATK's Sporting Group is the established leader in sporting and law enforcement ammunition and shooting accessories. ATK's ammunition brands include Federal Premium, CCI, Fusion, Speer, Estate Cartridge and Blazer. ATK's accessories brands include BLACKHAWK!, Alliant Power, RCBS, Champion targets and shooting equipment, Gunslick Pro and Outers gun-care products, and Weaver optics and mounting systems.

Caliber Company has been a portfolio company of Norwest Equity Partners (NEP), a leading middle market equity investment firm, since January 2012. NEP is headquartered in Minneapolis, Minn.

ATK is an aerospace, defense, and commercial products company with approximately 15,000 employees and operations in 21 states, Puerto Rico, and internationally. ATK is headquartered in Arlington, Va. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: failure to obtain necessary governmental approvals; assumptions regarding the timing and certainty of the transaction; failure of the parties to satisfy the closing conditions in the purchase agreement in a timely manner or at all; changes in interest rates or credit availability; the risk that the anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Savage; costs or difficulties related to the integration of the business following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

#          #          #